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                                                                    EXHIBIT 99.1

                                RENAL CARE GROUP

                      N  E  W  S      R  E  L  E  A  S  E

FOR IMMEDIATE RELEASE


CONTACT:     RONALD HINDS
             CHIEF FINANCIAL OFFICER
             615-345-5500


                        RENAL CARE GROUP, INC. ANNOUNCES
                              ELECTION OF DIRECTOR

Nashville, Tennessee (July 30, 1999) -- Renal Care Group, Inc. (Nasdaq NM:RCGI) today announced the election of Mr. William Lapham as a member of Renal Care Group's Board of Directors.

         Mr. Lapham was a top partner with the international accounting firm of Ernst & Young prior to his recent retirement. During his last seven years with Ernst & Young, Mr. Lapham resided in Atlanta and was global senior partner responsible for services to The Coca Cola Company. He served on Ernst & Young's International Council and was co-chairman of the firm's U.S. multinational group.

         Mr. Lapham began his career with the Dallas office of Ernst & Young in 1963 and subsequently was responsible for major clients in Cleveland and New York. His experience is significant in the areas of mergers and acquisitions, joint ventures and entrepreneurially driven companies.

         Mr. Sam Brooks, president and chief executive officer of Renal Care Group, said, "We are excited about the addition of Bill Lapham to Renal Care Group's Board. Bill brings a wealth of experience and financial knowledge to our Board. I believe he will be of great help to us as we mature as a company."

         Renal Care Group, Inc. is a nephrology services company that focuses on providing care to patients with kidney disease, including patients suffering from chronic kidney failure. The Company treats approximately 13,400 patients through 177 dialysis centers, in addition to providing acute dialysis in 102 hospitals. Approximately 4,000 associates provide services in Renal Care Group's 22-state network.

         This press release contains forward-looking statements that involve various risks and uncertainties. Actual results could differ materially from those contained in these forward-looking statements due to certain factors, including business and economic conditions and the availability of financing. These and other risks and uncertainties are detailed in the Company's reports filed with the SEC.

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